Pitney Bowes Credit Corporation - Form 10-Q
Nine Months Ended September 30, 1995
Page 17 of 18

                                                Exhibit (i)
                             Computation of Ratio of Earnings to Fixed Charges
                             -------------------------------------------------


(Dollars in thousands)
                             Three Months Ended   Nine Months Ended
                               September 30,       September 30,                 Years Ended December 31,
                             ------------------   -----------------     -------------------------------------------
                                1995       1994      1995      1994        1994     1993     1992     1991     1990
                             -------    -------   -------   -------     -------  -------  -------  -------  -------
Income before income
 taxes. . . . . . . . .     $ 57,985   $ 57,018  $165,948  $160,528    $218,913 $189,960 $185,704 $148,746 $131,582
                             -------    -------   -------   -------     -------  -------  -------  -------  -------

Fixed charges:
 Interest on debt . . .       51,236     39,825   150,703   109,955     151,239  137,372  146,594  167,236  164,699
 1/3 rental expense . .          389        384     1,154     1,081       1,463    1,575    1,491    1,389    1,321
                             -------    -------   -------   -------     -------  -------  -------  -------  -------
Total fixed charges . .       51,625     40,209   151,857   111,036     152,702  138,947  148,085  168,625  166,020
                             -------    -------   -------   -------     -------  -------  -------  -------  -------

Total . . . . . . . . .     $109,610   $ 97,227  $317,805  $271,564    $371,615 $328,907 $333,789 $317,371 $297,602
                             =======    =======   =======   =======     =======  =======  =======  =======  =======

Ratio of earnings to
 fixed charges (1). . .        2.12X      2.42X     2.09X     2.45X       2.43X    2.37X    2.25X    1.88X    1.79X
                              ======     ======   =======   =======     =======  =======  =======  =======  =======

(1) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by fixed charges.
    Fixed charges consist of interest on debt and one-third rental expense as representative of the interest portion of rentals.